SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2005

NOVATEL WIRELESS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	COMMISSION FILE:	86-0824673
(State or other jurisdiction or incorporation or organization)	000-31659	(I.R.S. Employer Identification No.)

9645 Scranton Road, Suite 205

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 320-8800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 29, 2005, the Board of Directors of Novatel Wireless, Inc. (the “Company”) authorized and approved the acceleration of vesting of certain unvested “out-of-the-money” stock options outstanding under the company’s amended and restated 2000 Stock Incentive Plan that have exercise prices per share of $18.78 or higher. As a result, options to purchase approximately 550,000 shares of the Company’s common stock became fully vested and exercisable immediately. Options held by officers and directors of the Company were not included in the vesting acceleration.

The acceleration of the vesting of these unvested stock options eliminates future compensation expense that the Company would otherwise have to recognize in its consolidated statement of operations with respect to such options when Statement of Financial Accounting Standards No. 123(R) “Share Based Payment,” becomes effective for the Company in the first quarter of 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record by approximately $6.9 million beginning in 2006 on a pre-tax basis.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated January 3, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Novatel Wireless, Inc.

Date: January 3, 2006	By:	/s/ Dan L. Halvorson
Dan L. Halvorson Chief Financial Officer and Treasurer, (Principal Financial and Accounting Officer)

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release, dated January 3, 2006 containing information for Novatel Wireless, Inc. regarding the acceleration of certain out-of-the-money stock options.

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